Exhibit (d)(1)(C)

Kohlberg Kravis Roberts & Co. L.P.

9 W. 57th St., Suite 4200

New York, NY 10019

PERSONAL AND CONFIDENTIAL

October 3, 2006

Biomet, Inc.

56 E. Bell Dr.

Warsaw, IN 46582

Ladies and Gentlemen:

In connection with Kohlberg Kravis Roberts & Co. L.P.’s (“our”, “us” or “we”) possible interest in a transaction (the “Transaction”) involving Biomet, Inc. (together with its subsidiaries, the “Company”), we have requested that you and your representatives furnish us and our representatives with certain information relating to the Company or the Transaction.

In consideration of the Company’s willingness in its sole and absolute discretion to famish us with Evaluation Material as the Company deems appropriate and as a condition to our being furnished such information, we agree to treat any Evaluation Material in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth.

The term “Evaluation Material” means any and all information, in any form or medium, written or oral, concerning or relating to the Company (whether prepared by the Company, Dane A. Miller, their respective Representatives or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to us or our Representatives by or on behalf of the Company or Dane A. Miller, including without limitation all oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that have not been published, technology and other confidential information and intellectual property of the Company. In addition, “Evaluation Material” shall be deemed to include all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by us, Dane A. Miller or any of our respective Representatives that contain, reflect or are based upon, in whole or part, the information furnished to us or our Representatives by or on behalf of the Company or Dane A. Miller as contemplated hereby. The term “Evaluation Material” shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by us, Dane A. Miller or our respective Representatives in violation of this agreement; (b) becomes available to us from a source other than the Company, Dane A. Miller or one of their respective Representatives, including without limitation prior to the date hereof, provided that such source is not known to us (after inquiry) to be bound by a confidentiality agreement with or does not have a contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information; or (c) has been independently acquired or developed by us without using any Evaluation Material or violating any of its obligations under this Agreement (it being acknowledged that we shall have the burden of proof to demonstrate such independence). We acknowledge that Dane A. Miller is a potential source of Evaluation Material that is known by us to be bound by a confidentiality agreement or other obligation of secrecy to the Company. The term “Representatives” as used in this letter agreement shall include our partners, members, directors, officers, employees, agents, legal, financial, accounting or other advisors, potential debt and equity financing sources, co-investors identified on Schedule A (such entities identified on Schedule A being referred to herein as the “Potential Co-Investors”), related investment funds, consultants and other representatives, and representatives of any thereof. Potential Co-Investors’ and their affiliates’ and representatives’ obligations with respect to Evaluation Materials and the other matters set forth herein shall be governed solely by the terms of separate confidentiality agreements entered into by such Potential Co-Investors and the Company and neither we nor any of our Representatives (other than the Potential Co-Investors) shall in any way be responsible for any of the Potential Co-Investors’ or any of their affiliates’ or representatives’ use or disclosure of Evaluation Materials or any breach of such arrangements.

1. We hereby agree that the Evaluation Material will be used solely for the purpose of evaluating the Company and a possible transaction involving the Company and us, and that, except as required by law or regulation or by legal or judicial process, such information will be kept confidential by us and our Representatives in accordance with the terms hereof; provided, however, that (i) any Evaluation Material may be disclosed to Dane A. Miller and our respective Representatives (including Potential Co-Investors to the extent they have executed separate confidentiality agreements with the Company) who reasonably require access to such information solely for the purpose of evaluating any such possible transaction by us (it being understood that our Representatives shall be informed by us of the confidential nature of such information and, in the case of our Representatives who are not our partners, directors, officers or employees, shall agree to treat such information confidentially in accordance with the terms of this letter agreement), (ii) any disclosure of such information may be made to which the Company consents in writing and (iii) any disclosure of such information may be made pursuant to law, regulation or legal process. We shall be responsible for any breach of the terms this letter agreement by any of our Representatives; provided, however., that we will not be responsible for any such breach by (x) any of our Representatives who is not one of our partners, members, directors, officers, employees or related investment funds and who has entered into a separate confidentiality agreement with the Company or has agreed in a writing substantially in the form of Annex A attached hereto addressed to the Company to be bound by the confidentiality provisions of this letter agreement or (y) Dane A. Miller or any of his Representatives. Notwithstanding the foregoing, the Company acknowledges that certain of our Representatives trade securities and nothing in this letter agreement shall restrict the ability of such Representatives to trade securities in the ordinary course of business, other than applicable securities laws; provided, that neither us nor our Representatives shall disclose the Evaluation Material or the fact that an evaluation of a possible transaction is occurring or has occurred to the persons engaged in such trading.

2. We shall promptly, upon the request of the Company, destroy all written Evaluation Material in our possession (including, to the extent possible, electronic and computer records thereof) and will not retain any copies, extracts or other reproductions in whole or in part of such Evaluation Material, and will so certify in writing upon the request of the Company. Notwithstanding the above (i) our financial and legal advisors and accountants shall have the right to retain any summaries, analyses, notes or extracts that it prepares from the Evaluation Material as required by law, regulation, professional standards or reasonable business practice provided that such financial and legal advisor and accountants do not disclose such Evaluation Material to us and our other Representatives other than in connection with a dispute over the services they provided to us and (ii) we and our Representatives shall only be required to use commercially reasonable efforts to return or destroy Evaluation Material that is stored electronically. Notwithstanding the return or destruction or preservation of the Evaluation Material as contemplated by this subsection, we and our Representatives will continue to be bound by the terms of this Agreement with respect thereto, including all obligations of confidentiality.

3. Without the prior consent of the other party hereto, except as required by law or regulations or by legal or judicial process, each party hereto will not disclose to any person the fact that an evaluation of a possible transaction with us is occurring or has occurred, that Evaluation Material is being or has been made available to us, the existence of this agreement or that discussions or negotiations are occurring or have occurred concerning the possible transaction with us, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

4. In the event that either party hereto receives a request to disclose any information referred to in numbered paragraph 3 hereof or that we receive a request to disclose any Evaluation Material, in any such case under any applicable law or regulation or legal or judicial process, the party receiving such request agrees (a) to the extent permissible and practicable promptly to notify the other party hereto in writing thereof, (b) to consult with the other party hereto on the advisability of taking steps to resist or narrow such request, and (c) if, based upon the advice of counsel to the applicable party, disclosure is required, to cooperate reasonably with the other party hereto in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such information. If, based upon the advice of counsel to the applicable party, disclosure is required in the circumstances described above, disclosure of only that portion of the Evaluation Material as is so required may be made without liability hereunder, subject to compliance with this paragraph.

5. Each party hereto agrees that unless and until a definitive agreement between the Company and us with respect to a possible transaction involving the Company has been executed and delivered, neither the Company nor we will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement or any written or oral expression with respect to such a Transaction by any of its representatives except, in the case of this letter agreement or any other written agreement which purports to be binding, for the matters specifically agreed to herein or therein. We understand and acknowledge that the Company is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. We agree that neither the Company, nor any of its officers, directors, employees, stockholders, affiliates, agents or representatives will have any liability to us or any other person resulting from the use of the Evaluation Material by us or our Representatives or any errors or omissions therein, it being understood that only those particular representations and warranties that are made to us by the Company in a definitive purchase agreement, when and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive purchase agreement, will have any legal effect.

6. We agree that, for a period of 12 months from the date of this letter agreement, we will not solicit for employment or hire any senior or key employee of the Company; provided, however, that the foregoing provision will not prevent us from soliciting to employ or employing any such person who contacts us on his or her own initiative without any direct or indirect solicitation by or encouragement from us, or in response to an employment advertisement published in a newspaper, periodical or similar publication.

7. We agree that, for a period of 18 months from the date of this letter agreement, we will not, unless invited on an unsolicited basis by the Board on behalf of the Company in writing (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, the Company’s equity securities or direct or indirect rights or options to acquire the Company’s equity securities or any subsidiary thereof, or substantially all of the assets of the Company or any subsidiary thereof; (ii) make any public announcement with respect to, or enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of substantially all of the assets of the Company or its subsidiaries or any of their respective businesses; (iii) make, or in any way participate in, directly or indirectly, any

“solicitation” of “proxies”, or gathering of “consents”, howsoever denominated, seeking the vote or consent of, or seeking to advise or influence any person or entity with respect to voting or consents with respect to any voting securities of the Company; (iv) form, join or in any way participate as a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Company (other than any “group”, if any, that may be formed by us, Dane A. Miller and our Potential Co-Investors); (v) enter into any discussions, negotiations, arrangements or understandings with a third party with respect to any of the foregoing (other than with our Potential Co-Investors and other Representatives and Dane A. Miller and his Representatives); (vi) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (vii) seek to have the Company amend or waive any provisions of this Section. We represent to the Company that neither we nor any of our affiliated private equity funds owns (including but not limited to beneficial ownership as defined in Rule 13d-3 under the Exchange Act, but excluding shares owned (including but not limited to beneficial ownership) by Dane A. Miller or any Potential Co-Investor) any securities of the Company as of the date hereof.

8. We are aware, and we will advise our Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

9. Each party hereto acknowledges and agrees that money damages would not be a sufficient remedy for any breach of any provision of this letter agreement, and that in addition to all other remedies which the non-breaching party, its agents or its representatives may have, each of the non-breaching party, its agents and representatives will be entitled to specific performance and injunction or other equitable relief as a remedy for any such breach.

10. Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this letter agreement shall in any way limit the activities of Kohlberg Kravis Roberts & Co. L.P. and its affiliates in their businesses or investments distinct from the private equity business, provided that the Evaluation Material is not made available to Representatives of Kohlberg Kravis Roberts & Co. LP. and its affiliates who are not involved in the private equity business or who are engaged in investments that are not private equity investments.

11. It is understood and agreed that no failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

12. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provisions of this letter agreement, which shall remain in full force and effect. If any provision or portion of this Agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unreasonable, in whole or in part in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable, and this Agreement as thus amended shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, the Agreement shall continue without amendment in full force and effect in all other jurisdictions. In the event of any such determination, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.

13. This letter agreement may not be amended, modified or waived, in whole or in part, except by a separate writing signed by the Company and us expressly so amending, modifying or waiving such agreement or any part thereof.

14. This agreement may be executed in two or more counterparts (including by means of facsimile), each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

15. Each party agrees and consents to personal jurisdiction and service of process and venue in any federal or state court within the State of New York having subject matter jurisdiction for the purposes of any action, suit or proceeding arising out of relating to this letter agreement.

16. Except with respect to any breaches prior to such date and as otherwise provided for herein, this letter agreement shall terminate two years from the date hereof.

17. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

18. We acknowledge that as of the date hereof we have not received any Evaluation Material from Dane A. Miller.

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	KKR & Co. L.L.C., its general partner

By:	/s/ John K. Saer, Jr.
Name: John K. Saer, Jr.
Title: Member

Confirmed and agreed to as of

the date first written above:

BIOMET, INC.

By	/s/ Bradley J. Tandy
	Name:	Bradley J. Tandy
	Title:	Vice President, Acting General Counsel and Secretary and Corporate Compliance Officer

Annex A

Representative’s Letter

_______________, 200_

Kohlberg Kravis Roberts & Co. LP.

9 W. 57th St., Suite 4200

New York, NY 10019

-and-

Biomet, Inc.

56 E. Bell Dr.

Warsaw, IN 46582

Ladies and Gentlemen:

The undersigned agrees to be bound, in its capacity as a “Representative” (as defined in the letter agreement attached hereto) of Kohlberg Kravis Roberts & Co. L.P. by the confidentiality provisions of such letter agreement.

Very truly yours,

[Representative’s Name]

By:
Name:
Title:

Schedule A

Co-Investors

Blackstone Management Partners V LLC

GS Capital Partners VI, L.P.

Texas Pacific Group

Warburg Pincus LLC